Exhibit 99.1
CNX Gas Reports Higher Earnings on Record Production and Expanded Margins
Pittsburgh, PA (July 25, 2007) — CNX Gas Corporation (NYSE: CXG) reported net income for the quarter ended June 30, 2007 of $41.5 million, or $0.27 per diluted share. This is an increase of nearly 9%, when compared with net income of $38.2 million, or $0.25 per diluted share, for the quarter ended June 30, 2006. Production was 14.9 billion cubic feet (Bcf), or 163.6 million cubic feet (MMcf) per day, for the quarter ended June 30, 2007, up 8% from the 13.8 Bcf, or 151.2 MMcf per day, for the quarter ended June 30, 2006. The latest quarterly production was a company record.
Nicholas J. DeIuliis, president and chief executive officer, said, “In the second quarter, we achieved higher net income as a result of record production coupled with expanded unit margins. This enabled us to generate an 18.1% quarterly after-tax return-on-capital-employed, on an annualized basis. From a strategic perspective, we expanded our acreage position by 1.1 million acres, or 44%, in two separate transactions. We now have leading CBM positions in Central Appalachia, Northern Appalachia, and the Illinois Basin. We also hold a leading position in the New Albany Shale emerging play. Our executive operations office was strengthened through two promotions and a new hire. These actions show that we are committed to move quickly and efficiently to monetize our tremendous asset position.”
TABLE 1
FINANCIAL AND OPERATIONAL RESULTS — Period-To-Period

	Quarter Ended		Quarter Ended	Six Months Ended		Six Months Ended
	June 30, 2007		June 30, 2006	June 30, 2007		June 30, 2006
Total Revenue and Other Income	$133.5		$122.9	$248.6		$271.1
Net Income	$41.5		$38.2	$74.5		$84.0
Earnings per Share — Diluted	$0.27		$0.25	$0.49		$0.56
Net Cash from Operating Activities	$67.5		$41.5	$140.6		$126.8
EBITDA	$78.9		$70.6	$144.0		$154.1
EBIT	$66.9		$61.6	$119.9		$136.2
Total Period Production (Bcf)	14.9		13.8	29.2		27.4
Average Daily Production (MMcf)	163.6		151.2	161.2		151.3
Capital Expenditures	$78.2	*	$42.9	$135.7	*	$83.1
Financial results are in millions of dollars except per share amounts. Production results are net of royalties. In 2006, a change in accounting for purchased gas has reduced Total Revenue and Other Income, along with a corresponding reduction in purchased gas expense. This change has no effect on net income. *2007 Capital Expenditures for both the second quarter and six months exclude the $66.5 million acreage transaction involving CONSOL Energy and Peabody Energy.
The average price realized for the company’s gas production, including the effects of hedging, was $7.75 per Mcf for the quarter ended June 30, 2007. This was up 13% from the $6.84 per Mcf received for the quarter ended June 30, 2006. Fully loaded unit costs for company production were $3.48 per Mcf in the just-ended quarter, or 18% higher than the $2.96 per Mcf for the quarter ended June 30, 2006. As a result, pre-tax unit margins for company production were $4.27 in the June 30, 2007 quarter, up 10% from $3.88 in the June 30, 2006 quarter. Importantly, unit costs were only up eight cents from the first quarter of 2007, with two of those eight cents coming from higher unit production taxes, which are based on higher realized prices.
Mr. DeIuliis commented on unit costs and margins, saying, “We did a good job in holding the line on unit costs, when compared to the 2007 first quarter. Unit margins increased because of higher pricing, including an expanding positive basis differential for the majority of our Appalachian gas. CNX Gas expects to once again post one of the highest unit margins in the industry.”

TABLE 2
PRICE AND COST DATA PER NET MCF — Period-To-Period Comparison

	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Average Sales Price/Mcf	$7.75	$6.84	$7.41	$7.23
Costs — Production
Lifting	$0.36	$0.37	$0.37	$0.38
Production Taxes	$0.24	$0.21	$0.23	$0.23
DD&A	$0.51	$0.43	$0.52	$0.42

Total Production Costs	$1.11	$1.01	$1.12	$1.03

Costs — Gathering
Operating Costs*	$0.93	$0.74	$0.87	$0.71
Transportation	$0.18	$0.35	$0.16	$0.27
DD&A	$0.30	$0.24	$0.31	$0.24

Total Gathering Costs	$1.41	$1.33	$1.34	$1.22

Total Operating Costs	$2.52	$2.34	$2.46	$2.25

Administration	$0.85	$0.56	$0.90	$0.55
Other Non Operating	$0.11	$0.06	$0.08	$0.04

Total Costs	$3.48	$2.96	$3.44	$2.84

Margin	$4.27	$3.88	$3.97	$4.39
Includes amounts attributable to equity in affiliates.
* Per unit costs include both company-produced and third-party volumes.
Operations Update
CNX Gas employees worked another quarter without having a lost time accident. This raises the cumulative time worked by employees without a lost time incident to over 2.3 million hours.
Also during the quarter, CNX Gas drilled 93 wells in its Virginia Operations, bringing its six-month total to 151 wells. As of June 30, Virginia Operations was ahead of schedule in drilling its 278 planned wells in 2007. (These figures are exclusive of gob wells.) Second quarter production in Virginia Operations met expectations, despite the deferral of 6 MMcf per day of sealed gob gas due to mine issues surrounding the strengthening of seals, which should be completed by year-end 2007.
In the Mountaineer play in Northern Appalachia, CNX Gas drilled 14 wells during the second quarter, for a six-month total of 24 wells. Since the first quarter, two additional drilling rigs have arrived in Mountaineer, bringing the total to five. The first full-time rig assigned to Mountaineer only arrived in May 2006, with the company going from zero to five rigs in a fourteen-month period.
Mountaineer is on track to drill its 57 planned wells in 2007. The average per well peak production from fully de-watered wells continues to meet expectations, while per well production in the Greene Hill area, with 17 wells drilled in 2007, is very encouraging, despite not being fully de-watered.
The pace of wells turned online in Mountaineer is also improving. The extended de-watering of some wells in new areas and gathering line build-outs caused CNX Gas to bring online only four wells in the first quarter. The second quarter saw nine wells brought online.
First quarter 2007 production in Mountaineer was also hampered by processing plant availability, which experienced 25 days of unscheduled outages. Unscheduled outages reduced production during nine days in the second quarter, in addition to a planned twelve-day outage to install an upgrade component. CNX Gas has now completed all scheduled maintenance for 2007 at this processing facility. Overall second quarter production from Mountaineer almost met expectations, while daily production records continued being set into July.
In Nittany, the company’s exploratory play in central Pennsylvania, CNX Gas is seeing production averaging 80 Mcf per day from the first two vertical wells, easily exceeding the projected type curve estimate of 45 Mcf per day. De-watering is also largely complete, easily beating the two-year projection. Higher-than-expected permeability and fewer-but-thicker coal seams are thought to be contributing factors to the better-than-expected production.
With these results for Nittany above initial expectations, CNX Gas is accelerating the build-out of its 48,000-foot gathering system and related infrastructure. The remaining eight wells in the 2007 program will be drilled and de-watered in time for the expected December 31 start-up of production from Nittany. Concurrently, CNX Gas is accelerating the pace of site pad development.
In Cardinal, the company’s exploratory New Albany Shale play in western Kentucky, three vertical wells have been drilled, as reported earlier. A horizontal drilling plan is now being designed for the third well, which will be re-drilled as a horizontal well during the third quarter. Preliminary results are expected at the end of the third quarter.
During the second quarter, CNX Gas acquired 70,000 additional acres in the New Albany Shale from Atmos Energy and Teal Royalties LLC. This was followed by a transaction with CONSOL Energy and Peabody Energy, where CNX Gas acquired an additional 114,500 acres in the shale. CNX Gas now has a leading position in the New Albany Shale of 254,500 acres.
Financial Update
The company ended the quarter with cash on hand of $60.0 million, compared with $121.3 million at March 31, 2007. The reduction is due to a transaction with CONSOL Energy and Peabody Energy, where CNX Gas paid $60 million in cash for in excess of one million acres during the second quarter.
CNX Gas also funded its $78.2 million of capital expenditures during the quarter almost entirely from its $67.5 million of Net Cash from Operating Activities. Last week, CNX Gas raised its estimated 2007 capital expenditures from $312 million to $336 million. The increase is due primarily to land costs related to increasing the inventory of available well sites that the company will be able to drill in the Mountaineer, Nittany, and Cardinal plays. CNX Gas is expanding its inventory in order to increase its operational flexibility.
CNX Gas has outstanding letters of credit of $14.9 million, but otherwise has no drawn amounts on its $200 million credit facility.
Guidance
After six months of actual production, CNX Gas is about 2 Bcf lower than forecast. The deferral of some sealed gob production (cited in the Operations Update, above) contributed approximately 0.5 Bcf to this deficit in the first half of 2007. With the current rate of deferred sealed gob production having increased to 6 MMcf per day, it is assumed that for the remainder of 2007, the additional deferral will amount to 1.0 Bcf, for a total of 1.5 Bcf for all of 2007.
After the close of the second quarter, CONSOL Energy announced it was idling Buchanan Mine while it investigated elevated readings of carbon monoxide due to caving incidents in the mine. The idling resulted in the initial deferral of about 3 MMcf per day and has now increased to about 8 MMcf per day as existing active gob gas is produced. The cumulative temporary loss of production cannot be quantified until the mine returns to full production.

Without considering the effects of an extended outage at Buchanan Mine, CNX Gas now estimates that production for 2007 will be 60 Bcf. This reflects the known sealed and active gob losses and the initial setbacks at Mountaineer that have been largely overcome.
Production guidance for 2008 and 2009 remains unchanged. Earlier issues at Mountaineer are not expected to impact 2008 production, nor are any current issues with sealed or active gob gas at the CONSOL Energy Buchanan Mine.
TABLE 3
GUIDANCE — Three-Year

	2007		2008	2009
Total Period Production (Bcf)	60		73	84
Production Growth	7%		22%	15%
Volumes Hedged (Bcf)	18.4		24.5	6.1
Average Hedge Price ($/Mcf)	$8.02		$8.30	$8.59
Capital Expenditures ($MM)	$336	*	N/A	N/A

*	2007 Capital Expenditures exclude the $66.5 million acreage transaction involving CONSOL Energy and Peabody Energy.
CNX Gas increased its hedged position during the second quarter for the remainder of 2007, 2008, and 2009. For the third quarter of 2007, the company has 4.7 Bcf hedged at $8.00 per Mcf and for the fourth quarter, 5.7 Bcf is hedged at $8.18 per Mcf. The hedged prices reflect the premium (over NYMEX) pricing that CNX Gas typically receives because of its Appalachian location.
CNX Gas will host a conference call today at 10:00 a.m. Eastern time to discuss the company’s second quarter results. The teleconference can be heard “live” at the investor relations portion of the company web site: www.cnxgas.com.
Description
CNX GAS CORPORATION is an independent natural gas exploration, development, production and gathering company operating in the Appalachian and Illinois basins of the United States. In May 2006, Business Week cited CNX Gas in its survey of Hot Growth Companies. Effective June 30, 2006, CNX Gas was added to the membership of companies included in the Russell 3000® Index and the Russell Midcap® Index. In October 2006, CNX Gas was named as a finalist by Platts for its “Hydrocarbon Producer of the Year” award.
Contact:
Dan Zajdel
Vice President — Investor and Public Relations
(412) 200-6719
danzajdel@cnxgas.com
www.cnxgas.com
Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes, and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Gas because they are widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT and EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

CNX Gas
EBIT & EBITDA Reconciliation
(000) Omitted

	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Net Income	$41,488	$38,153	$74,484	$84,029
Add: Interest Expense	1,246	2	2,465	9
Less: Interest Income	1,297	728	2,733	1,098
Add: Income Taxes	25,444	24,167	45,686	53,228

Earnings Before Interest & Taxes (EBIT)	$66,881	$61,594	$119,902	$136,168
Add: Depreciation, Depletion, & Amortization	11,979	8,987	24,077	17,891

EBITDA	$78,860	$70,581	$143,979	$154,059
CNX Gas
Capital Employed and Return on Capital Employed
(000) Omitted
Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used, it includes CNX Gas’ property, plant, and equipment and other assets less liabilities.

	As of	As of	As of
Capital Employed	June 30, 2007	March 31, 2007	December 31, 2006
Total assets	$1,260,538	$1,202,119	$1,155,001
Less liabilities:
Total current liabilities	(53,595)	(67,321)	(56,912)
Total long-term liabilities (other than indebtedness)	(247,760)	(232,515)	(217,874)
Less long-term debt	67,038	63,222	63,897

Total Capital Employed	$1,026,221	$965,505	$944,112
Return on average capital employed (ROCE) is a performance measure ratio. ROCE is defined as net income plus after-tax interest expense, divided by average capital employed. Below is a calculation of ROCE for the quarter ended June 30, 2007 and the six months ended June 30, 2007. In order to annualize the results on a compounded basis, a “1” is added to the quarterly ROCE, before it is raised to the fourth power, while for the six months’ ROCE, a “1” is added before it is raised to the second power.

	Quarter Ended	Six Months Ended
Return on Capital Employed	June 30, 2007	June 30, 2007
Net Income	$41,488	$74,484
Financing costs (after-tax):		—
Third-party debt		—
All other financing costs	(772)	(1,528)

Total financing costs	(772)	(1,528)

Earnings excluding financing costs	$42,260	$76,012
Average capital employed	$995,863	$985,167
Return on average capital employed for the period	4.2%	7.7%
Return on average capital employed-annualized	18.1%	16.0%

Management believes that ROCE is a useful measure because it indicates the return on all capital, which includes equity and debt, employed in the business. Management believes that ROCE is an additional measure of efficiency when considered in conjunction with return on equity, which measures the return on only the shareholders’ equity component of total capital employed.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Various statements in this release, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934). These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: our business strategy; our financial position; our cash flow and liquidity; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves; replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions, capacity constraints in or other limitations on the pipeline systems which deliver our gas; competition in the gas industry; the availability of personnel and equipment; increased costs; the effects of government regulation and permitting and other legal requirements; legal uncertainties regarding the ownership of the coalbed methane estate; costs associated with perfecting title for gas rights in some of our properties; our need to use unproven technologies to extract coalbed methane in some properties; our relationships and arrangements with CONSOL Energy; and other factors discussed under “Risk Factors” in the 10-K for the year ended December 31, 2006. We are including this cautionary statement in this release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us.

CNX GAS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue and Other Income:
Outside Sales	$112,296	$92,194	$210,393	$193,987
Related Party Sales	2,410	1,404	4,601	3,034
Royalty Interest Gas Sales	14,484	12,686	26,666	28,493
Purchased Gas Sales	1,317	9,778	2,476	32,130
Other Income	2,964	6,790	4,467	13,431

Total Revenue and Other Income	133,471	122,852	248,603	271,075

Costs and Expenses:
Lifting Costs	8,763	7,765	17,029	16,340
Gathering and Compression Costs	16,842	15,825	31,310	28,375
Royalty Interest Gas Costs	12,528	10,267	23,193	23,683
Purchased Gas Costs	1,473	9,986	2,492	32,751
Other	1,153	(2)	1,591	(238)
General and Administrative	12,555	7,702	26,276	15,007
Depreciation, Depletion and Amortization	11,979	8,987	24,077	17,891
Interest Expense	1,246	2	2,465	9

Total Costs and Expenses	66,539	60,532	128,433	133,818

Earnings Before Income Taxes	66,932	62,320	120,170	137,257
Income Taxes	25,444	24,167	45,686	53,228

Net Income	$41,488	$38,153	$74,484	$84,029

Earnings per share:
Basic	$0.27	$0.25	$0.49	$0.56

Diluted	$0.27	$0.25	$0.49	$0.56

Weighted Average Number of Common Shares Outstanding:
Basic	150,870,810	150,833,334	150,867,834	150,833,334

Dilutive	151,145,174	151,060,061	151,107,413	151,004,996